Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally L. Edwards
Chief Executive Officer	Chief Financial Officer
(714) 688-7200	(714) 688-7200

DDi Corp. Announces Fourth Quarter and Full Year 2008 Results

ANAHEIM, Calif., February 12, 2009 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its fourth quarter and year ended December 31, 2008.

Highlights:

•	2008 revenue growth of 5% to $191 million on market share gains

•	Full year gross margin improved to 20.3%

•	Full year adjusted EBITDA growth of 27% to $26 million

•	Continued program wins in the military/aerospace market

•	Q4 Goodwill impairment charge due to decline in market capitalization

•	Additional stock repurchases of up to $10 million approved

Fourth Quarter Results

The Company reported fourth quarter 2008 net sales of $43.0 million, gross margin of 19.6 percent, operating income before goodwill charge of $1.3 million, and adjusted EBITDA of $5.5 million.

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “Although we experienced a slowdown during the back end of the quarter, I am pleased with the bottom line results we achieved. The fourth quarter is typically slower for our business, with our quick turn business being impacted by holiday seasonality. This year the general economic conditions impacted our customer base as well and we saw additional softness in the November and December months for our commercial customers. Somewhat offsetting this weakness is our military/aerospace business. We revised our business strategy early in 2006 to pursue the military/aerospace market both as a growth opportunity and to also serve as a counter balance to the cyclical commercial markets. We are now experiencing the benefits of this strategy, as we have doubled our military/aerospace business in each of the last two years and we continue to see solid performance in this market segment with long-term program wins that will benefit the company moving forward.”

The Company has recorded a fourth quarter non-cash charge of $38.9 million to write off the entire carrying value of its goodwill in connection with its annual impairment test. The charge was driven by a decrease in the Company’s stock price and market capitalization as a result of the weakened economy and adverse capital market conditions. As a result of this charge, the Company reported a GAAP net loss for the fourth quarter and full year 2008. Prior to the charge, net income was $1.6 million or $0.08 per share for the fourth quarter.

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

Mr. Williams added, “While the impairment charge resulted in a net loss for the fourth quarter and full year, this is a non-cash accounting charge which did not affect the Company’s normal business operations, liquidity position or availability under its credit facility, and we believe does not reflect the actual performance of the business. Essentially all of the goodwill balance was established in fresh start accounting when the company exited from the 2003 restructuring. We move forward with no goodwill on our balance sheet and thus no future goodwill impairment issues related to our existing business. The quarter’s adjusted EBITDA and operating income, aside from the goodwill impairment, reflects our successful ongoing efforts to manage our business and our cost structure.”

Fourth quarter 2008 net sales of $43.0 million decreased 5 percent from the prior year’s fourth quarter net sales of $45.2 million and also decreased sequentially 13 percent from third quarter net sales of $49.3 million primarily due to the unstable economy and resulting decline in customer demand. While several market segments were down consistent with the overall reduction in PCB market demand, the Company had significant improvement in the military/aerospace market year over year and maintained sales levels in this market segment on a sequential basis from the third quarter.

Gross margin for the fourth quarter of 2008 increased to 19.6 percent of net sales compared to 17.4 percent in the fourth quarter of 2007 primarily due to better absorption of fixed overhead costs and operational improvements. On a sequential basis, gross margin was down from 20.8 percent of net sales in the third quarter primarily due to the reduction in net sales.

The Company’s adjusted EBITDA for the fourth quarter of 2008 of $5.5 million, or 12.9 percent of net sales, increased from $5.1 million, or 11.4 percent of net sales, for the same period in 2007 primarily due to the improvement in gross margin. Adjusted EBITDA was down on a sequential basis from $7.1 million, or 14.3 percent of net sales, for the third quarter of 2008 primarily attributable to the decrease in net sales. (Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below.)

The Company reported a GAAP net loss of $37.3 million, or $1.89 loss per share, for the fourth quarter of 2008. Excluding the impact of the goodwill write-off, net income would have been $1.6 million, or $0.08 per share, an improvement over last year’s fourth quarter net loss of $285,000, or $0.01 loss per share, due to the improvement in gross profit margin, and on a sequential basis, net income would have been essentially flat compared to net income of $1.6 million, or $0.08 per share, in the third quarter.

2008 Full Year Results

The Company reported 2008 net sales of $190.8 million, a 5 percent increase compared to $181.1 million in 2007. The increase in net sales was primarily driven by the growth in the military/aerospace market.

Gross margin for 2008 improved to 20.3 percent of net sales from 19.3 percent of net sales in 2007 due to top line sales growth and improved operational performance.

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

Adjusted EBITDA increased 27 percent to $26.0 million, or 13.6 percent of net sales, for 2008, compared to $20.5 million, or 11.3 percent of net sales, for 2007. The improvement in adjusted EBITDA was primarily driven by the top line sales growth and improved margin performance while maintaining control over operating expenses.

The Company reported a GAAP net loss of $33.4 million, or $1.60 loss per share, for 2008. Excluding the impact of the goodwill write-off, the Company would have generated net income of $5.5 million, or $0.26 per share, an improvement over last year’s net income of $688,000, or $0.03 per share, primarily due to higher sales levels and improvement in gross margin.

Liquidity

As of December 31, 2008, DDi had total cash and cash equivalents of $20.1 million and no borrowings outstanding under its revolving credit facility which had a borrowing capacity of approximately $15.9 million.

During 2008 the Company repurchased 2.6 million shares of its common stock for a total cash outlay of approximately $14.4 million.

The Company used cash for capital expenditures of $2.7 million and $11.5 million, respectively, in the three and twelve months ended December 31, 2008.

Share Repurchase Plan Extended

The Company’s Board of Directors also amended the Company’s share repurchase program to increase the amount of shares of its common stock authorized to be repurchased by up to an additional $10.0 million worth of shares.

Mr. Williams commented further, “Obviously in difficult economic markets cash is king, however, we continue to balance the needs for liquidity and alternative uses of cash with the opportunity to repurchase shares in the market at attractive valuations. We have now spent a total of $16.3 million repurchasing our shares, and will continue to do so with excess cash as conditions allow.”

The repurchases under the program have been and will continue to be made in open market or privately negotiated transactions in compliance with SEC Rule 10b-18, subject to the liquidity needs of the business, the ongoing financial performance of the Company, alternative uses of any cash, market conditions, applicable legal and regulatory requirements and other factors. The stock repurchase authorization does not have an expiration date, and the stock repurchase program may be modified or discontinued at any time.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss fourth quarter and full year 2008 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through March 5, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 43741919. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Dec. 31, 2008	Qtr. Ended Dec. 31, 2007	Qtr. Ended Sep. 30, 2008
Net sales	$43,017	$45,184	$49,285
Cost of goods sold	34,576	37,309	39,058

Gross profit	8,441	7,875	10,227
	19.6%	17.4%	20.8%
Operating expenses:
Sales and marketing	2,842	2,779	3,230
General and administrative	3,326	3,294	3,508
Amortization of intangible assets	957	1,340	1,339
Restructuring and other related charges	20	313	8

Operating income before impairment	1,296	149	2,142
Goodwill impairment charge	38,898	—	—

Operating income (loss)	(37,602)	149	2,142
Interest and other (income) expense, net	(274)	(139)	42

Income (loss) before income taxes	(37,328)	288	2,100
Income tax expense (benefit)	(77)	573	513

Net income (loss)	$(37,251)	$(285)	$1,587

Net income (loss) per share – basic	$(1.89)	$(0.01)	$0.08
Net income (loss) per share – diluted	$(1.89)	$(0.01)	$0.08
Weighted-average shares used in per share computations – basic	19,688	22,422	20,893
Weighted-average shares used in per share computations – diluted	19,688	22,422	20,932

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Year Ended Dec. 31, 2008	Year Ended Dec. 31, 2007
Net sales	$190,842	$181,054
Cost of goods sold	152,058	146,195

Gross profit	38,784	34,859
	20.3%	19.3%
Operating expenses:
Sales and marketing	12,540	12,207
General and administrative	14,004	14,468
Amortization of intangible assets	4,975	5,358
Restructuring and other related charges	295	646

Operating income before impairment	6,970	2,180
Goodwill impairment charge	38,898	—

Operating income (loss)	(31,928)	2,180
Interest and other (income) expense, net	(191)	507

Income (loss) before income taxes	(31,737)	1,673
Income tax expense	1,702	985

Net income (loss)	$(33,439)	$688

Net income (loss) per share applicable to common stockholders – basic	$(1.60)	$0.03
Net income (loss) per share applicable to common stockholders – diluted	$(1.60)	$0.03
Weighted-average shares used in per share computations – basic	20,961	22,551
Weighted-average shares used in per share computations – diluted	20,961	22,594

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$20,081	$20,445
Accounts receivable, net	25,504	26,411
Inventories	13,768	13,696
Prepaid expenses and other	620	657

Total current assets	59,973	61,209
Property, plant and equipment, net	27,848	28,503
Goodwill	—	39,006
Intangible assets, net	2,134	7,109
Other assets	825	950

Total assets	$90,780	$136,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,635	$11,024
Accrued expenses and other current liabilities	10,656	10,139

Total current liabilities	22,291	21,163
Other long-term liabilities	3,385	4,449

Total liabilities	25,676	25,612

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	229,289	241,086
Accumulated other comprehensive income (loss)	(354)	471
Accumulated deficit	(163,831)	(130,392)

Total stockholders’ equity	65,104	111,165

Total liabilities and stockholders’ equity	$90,780	$136,777

DDi Corp. Fourth Quarter and Fiscal 2008 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Dec. 31, 2008	Qtr. Ended Dec. 31, 2007	Qtr. Ended Sep. 30, 2008
Adjusted EBITDA:
GAAP net income (loss)	$(37,251)	$(285)	$1,587
Add back:
Interest and other (income) expense, net	(274)	(139)	42
Income tax expense (benefit)	(77)	573	513
Depreciation	2,565	2,737	2,925
Amortization of intangible assets	957	1,340	1,339
Non-cash compensation	697	604	653
Goodwill impairment charge	38,898	—	—
Restructuring and other related charges	20	313	8

Adjusted EBITDA	$5,535	$5,143	$7,067

Adjusted Net Income:
GAAP net income (loss)	$(37,251)	$(285)	$1,587
Add back:
Goodwill impairment charge	38,898	—	—

Adjusted net income	$1,647	$(285)	$1,587

	Year Ended Dec. 31, 2008	Year Ended Dec. 31, 2007
Adjusted EBITDA:
GAAP net income (loss)	$(33,439)	$688
Add back:
Interest and other (income) expense, net	(191)	507
Income tax expense	1,702	985
Depreciation	11,119	10,012
Amortization of intangible assets	4,975	5,358
Non-cash compensation	2,651	2,302
Goodwill impairment charge	38,898	—
Restructuring and other related charges	295	646

Adjusted EBITDA	$26,010	$20,498

Adjusted Net Income:
GAAP net income (loss)	$(33,439)	$688
Add back:
Goodwill impairment charge	38,898	—

Adjusted net income	$5,459	$688